UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 1, 2016

ARMSTRONG ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-191182	20-8015664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri    63105
(Address of principal executive offices)    (Zip Code)

(314) 721-8202
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act. [ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. [ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement
As previously disclosed, on June 1, 2016, Armstrong Coal Company, Inc. (“ACC”), a wholly-owned subsidiary of Armstrong Energy, Inc. ("Armstrong" or the "Company"), entered into a coal mining lease (the "Lease Agreement") with Alcoa Fuels, Inc. ("Alcoa") for the right to mine the No. 6 coal seam, and all coal lying above the No. 6 coal seam, underlying certain property in Union and Webster Counties, Kentucky (the "Leased Premises"). By letter dated May 10, 2017, ACC notified Alcoa of its intent to cancel the Lease Agreement, effective May 31, 2017. As a result of the lease cancellation, Armstrong will relinquish control of approximately 120 million tons of mineral reserves. No termination fees were incurred in connection with the cancellation of the Lease Agreement.
Below is a summary of the material terms of the Lease Agreement which were in effect prior to the termination of the Lease Agreement. This description of the material terms of the Lease Agreement does not purport to be a complete description of the Lease Agreement and is qualified in its entirety by reference to the full text of the Lease Agreement, which was filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and is incorporated herein by reference.
Under the terms of the Lease Agreement, which initially extended through June 1, 2021, ACC was required to deliver to Alcoa, in lieu of the payment of a royalty in cash, 6% of all merchantable coal mined from the Leased Premises. The minimum royalty per calendar year was 60,000 tons of coal from the Leased Premises, beginning two years from the date of receipt of all mining permits and the expiration of any right of challenge to the issuance of such permits, but no later than June 1, 2019. Alcoa had the right under the terms of the Lease Agreement to elect, at any time subsequent to June 1, 2017 and at various times thereafter, to receive all or part of the earned royalty in cash instead at a rate equal to 6% of the Gross Realization, as defined in the Lease Agreement.  In addition, the terms of the Lease Agreement provided that ACC would pay Alcoa an annual rent of 10,000 tons of coal ("Annual Rent"), provided that no Annual Rent was due (i) during the first lease year if ACC elected to terminate the Lease Agreement prior to December 1, 2017, and (ii) in any event, once ACC commenced mining and payment of the minimum coal royalty.
ACC had the right to terminate the Lease Agreement at any time, provided that if the Lease Agreement was terminated after December 1, 2017, a termination fee ranging from $20.00 per acre to $50.00 per acre would have been due, depending on the termination date. The Leased Premises consisted of 15,000 coal acres. Because ACC terminated the Lease Agreement before December 1, 2017, no termination fee was due.

Item 1.02    Termination of a Material Definitive Agreement
The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 1.02.
The Company was party to a Credit Agreement dated as of December 21, 2012 by and among Armstrong Energy, Inc., as Borrower, Armstrong Coal Company, Inc., Armstrong Energy Holdings, Inc., Armstrong Air, LLC, Western Land Company, LLC and Western Diamond LLC, as Guarantors, the Lenders, Stifel Bank & Trust, as Agent, and PNC Bank, National Association, as Administrative Agent (the “2012 Credit Facility”). As previously disclosed, on November 14, 2016, Armstrong terminated the 2012 Credit Facility. No early termination fees were incurred by the Company in connection with the termination.
The 2012 Credit Facility, which had been scheduled to expire on December 21, 2017, had included a $50 million revolving credit facility, a $10 million letter of credit sub-facility, and a $5 million swingline loan sub-facility. Borrowings under the 2012 Credit Facility bore interest, at the Company’s option, at a rate based on (i) LIBOR, plus a margin ranging from 3.5% to 4.0%, or (ii) a base rate, plus a margin ranging from 2.5% to 3.0%. In addition, the 2012 Credit Facility included customary covenants that, among other things, required the Company at any time when (i) undrawn availability was less than the greater of (a) $10 million or (b) an amount equal to 20% of the borrowing base; or (ii) an event of default had occurred and was continuing, to maintain a fixed charge coverage ratio, as defined, calculated as of the end of each calendar month for the twelve months then ended, greater than 1.0 to 1.0. During 2016, the Company's fixed charge coverage ratio was less than 1.0 to 1.0, which would have required the Company to maintain minimum availability greater than $10 million if any amounts were drawn on the 2012 Credit Facility. Since its inception, the Company had not borrowed under the

2012 Credit Facility, and, therefore, was not subject to the requirements of the financial covenants included within the agreement. Due to the restrictions imposed as a result of not maintaining the minimum fixed charge coverage ratio, the Company made the decision to terminate the 2012 Credit Facility.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

		Incorporated by Reference				Filed or Furnished Herewith
Exhibit Number	Description	Form	File Number	Exhibit	Filing Date

10.1	Coal Mining Lease between Alcoa Fuels, Inc. and Armstrong Coal Company, Inc., dated as of June 1, 2016.	10-Q	333-191182	10.6	8/11/2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 11, 2017

ARMSTRONG ENERGY, INC. (Registrant)

By:	/s/ Jeffrey F. Winnick
Name:	Jeffrey F. Winnick
Title:	Vice President and Chief Financial Officer